Exhibit 4.8

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Deferral Election Agreement for Deferred Share Units

DEFERRAL AGREEMENT (the “Deferral Agreement”), made this             day of             ,             ,             by and between             (the “Participant”), and Capital Trust, Inc. (the “Company”).

WHEREAS, the Company has established the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “Plan”), which is attached as Exhibit A, a summary of which appears in its Prospectus attached as Exhibit B, and the Participant is eligible to participate in said Plan;

WHEREAS, Section 8(a) of the Plan permits the Committee to authorize deferral compensation elections with any deferred compensation being credited to Deferred Share Units (“DSUs”) in accordance with Section 8 of the Plan;

NOW, THEREFORE, it is mutually agreed as follows:

1. Term of Election. This Deferral Agreement and the provisions of the Plan constitute the entire agreement between the parties, and will continue in full force and effect until, either you execute a superseding Deferral Agreement, you revoke the Deferral Agreement in a writing sent to and approved by the Committee, you cease service with the Company, or the Plan is terminated by appropriate corporate action, whichever shall first occur. This Deferral Agreement will become effective:

a.	on the January 1st following the execution of this Deferral Agreement; or

b.

on the first day of the next calendar month following the execution of this Deferral Agreement, but only if this Deferral Agreement is executed within the 30-day period after you first become eligible for Plan participation.

2. Compensation being Deferred. You make the following election (which shall supersede any prior election only to the extent of an election made affirmatively herein) to defer the following amount of fees/compensation for as long as this Deferral Agreement is in effect:

a.	percent ( %) of the amount otherwise payable in cash.

b.	percent ( %) of the amount otherwise payable in shares of the Company’s common stock.

Notwithstanding this deferral election, whenever the Company pays cash dividends to its shareholders, you elect with respect to any DSUs credited pursuant to this Agreement –

☐	to receive an immediate cash payment equal to the product of (i) the sum of the DSUs then credited to your account and (ii) the per Share dividend, or

☐	to receive additional DSU credits having a Fair Market Value (determined as of the date of any such dividend) equal to the cash that you would have received if you had so elected above.

For purposes of this Agreement, “Fair Market Value” means, as of any date (the “Determination Date”): (i) the closing sales price of a Share on the New York Stock Exchange, the NASDAQ or the American Stock Exchange (each, an “Exchange”), on the Determination Date, or, if shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on an Exchange but is otherwise traded in the over-the-counter market, the mean between the representative bid and asked prices on the Determination Date; or (iii) if subsections (i) and (ii) do not apply, the fair market value established in good faith by the Committee.

3. Crediting, Vesting, and Distribution of Deferred Compensation. The Company agrees to make DSU credits in accordance with Section 8 of the Plan and the elections that you make in the Distribution Election Agreement that is attached hereto as Exhibit C.

4. Taxes. Except to the extent otherwise specifically provided in an employment or consulting agreement between you and the Company or its Affiliates, by signing this Deferral Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Deferral Agreement (including taxes arising under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes)), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Deferral Agreement.

5. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Deferral Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your rights and interest under this Deferral Agreement. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto to Exhibit D (“Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Death Beneficiary to the Company. To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

6. Restrictions on Transfer of Award. Your rights under this Deferral Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee, except as provided in Section 12(a) of the Plan. Notwithstanding the foregoing, you may transfer this Deferral Agreement –

(i)	by instrument to your Immediate Family;

(ii)	by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated Beneficiaries; and

(iii)	by gift to charitable institutions.

Any transferee of your rights shall succeed to and be subject to all of the terms of this Deferral Agreement and the Plan.

7. Conditions on Issuance of Shares; Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Deferral Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Deferral Agreement shall be non-transferable until the first day of the seventh month following the termination of your Continuous Service.

8. Notices. Any notice or communication required or permitted by any provision of this Deferral Agreement to be given to you shall be in writing and shall be delivered: (i) electronically, (ii) personally, (iii) by certified mail, return receipt requested, or (iv) by an internationally recognized overnight courier (e.g., FedEx). In the case of delivery pursuant to clauses (i), (iii) and (iv) of the immediately preceding sentence, addressed to as follows:

a.	if to you, at the last address that the Company had for you on its records;

b.	if to the Company, to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, NY 10022, attention: Chief Financial Officer.

Any such notice shall be deemed to be given as of the date such notice (i) is delivered personally, (ii) is delivered electronically (if a business day and, if not a business day, on the next business day), (iii) on the second business day following the date sent by internationally recognized overnight courier and (iv) on the fourth business day after deposited in the mail if sent by certified mail. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Deferral Agreement.

9. Binding Effect. Except as otherwise provided in this Deferral Agreement or in the Plan, every covenant, term, and provision of this Deferral Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, permitted transferees, and permitted assigns.

10. Modifications. This Deferral Agreement may be modified or amended at any time, in accordance with Section 18 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Deferral Agreement.

11. Headings. Section and other headings contained in this Deferral Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Deferral Agreement or any provision hereof.

12. Not a Contract of Employment. By executing this Deferral Agreement you acknowledge and agree that (i) nothing in this Deferral Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (ii) the Company would not have granted Deferred Share Units to you but for these acknowledgements and agreements.

13. Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award shall be unenforceable if any provision of the preceding section (Not a Contract of Employment) is illegal, invalid, or unenforceable.

14. Counterparts. This Deferral Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

15. Plan Governs. By signing this Deferral Agreement, you acknowledge that you have received a copy of the Plan and that your Deferral Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Deferral Agreement, and your Deferral Agreement is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Deferral Agreement and those of the Plan, the provisions of the Plan shall control.

16. Investment Purposes. By executing this Deferral Agreement, you represent and warrant that any Shares issued to you pursuant to your Award will be held for investment for your own account, and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

17. Prospectus and Securities Law Restrictions. By executing this Deferral Agreement you acknowledge that you have received a copy of the Prospectus describing the Plan. A copy of the Plan’s Prospectus is attached as Exhibit B. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act, or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Deferral Agreement.

18. Long-term Consideration for Award. [OPTIONAL] The terms and conditions set forth in Exhibit E are hereby incorporated by reference and made an integral part of this Deferral Agreement. An invalidation of all or part of Exhibit E, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in Exhibit E, shall cause this Award to become null, void, and unenforceable.

19. Definitions. Terms beginning with initial capital letters within this Deferral Agreement have the meanings set forth in the Plan (or in this Deferral Agreement, if defined herein).

20. Governing Law. The laws of the State of New York shall govern the validity of this Deferral Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is being made under and governed by the terms and conditions of this Deferral Agreement and the Plan.

CAPITAL TRUST, INC.

By:
Name:
Title:

PARTICIPANT

Signature:___________________________________

Printed Name of Participant:

EXHIBIT A

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Document

EXHIBIT B

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Plan Prospectus

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EXHIBIT C

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Distribution Election Agreement regarding Deferred Share Units

DISTRIBUTION ELECTION AGREEMENT, made this             day of             ,             , by and between             (the “Participant”), and Capital Trust, Inc. (the “Company”), with respect to compensation that you defer pursuant to the terms and conditions of the Deferral Agreement (the “Deferral Agreement”) dated             ,             between the Participant and the Company (this “Election Agreement”).

WHEREAS, the Company has established the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “Plan”), and you have elected to defer compensation and thereby to participate in said Plan and to accrue Deferred Share Units (“DSUs”) in accordance with Section 8 of the Plan;

NOW THEREFORE, it is mutually agreed as follows:

1. Form and Time of Payment. By the execution hereof, I agree to participate in the Plan, upon the terms and conditions set forth therein, and, in accordance therewith, elect to have my Account distributed to me in whole Shares (with cash being paid in lieu of fractional Shares), upon the earliest of the events checked below:

Event	Form of Distribution	Time of Distribution

My Death	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

My Disability	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

My Other Separation from Service	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .

Event	Form of Distribution	Time of Distribution

Change in Control	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	☐ As soon as practicable. ☐ The next January 1st. ☐ Other: .
Specified Date	☐ One lump sum distribution. ☐ Substantially equal annual payments over a period of years (up to 10).	Date: , ..

2. Designation of Beneficiary. In the event of my death before I have collected all of the benefits payable under the Plan, I hereby direct that any remaining benefits payable under the Plan be distributed to the beneficiary or beneficiaries I have designated pursuant to Exhibit D to the Deferral Agreement.

3. Effect of Election. I recognize and agree that the elections made in Section 1 hereof apply to the entire value of my account, and these elections may only be changed at least one year in advance of the earliest date on which payments would otherwise commence pursuant to Section 1 hereof, and may only be changed pursuant to an election that conforms with the requirements set forth in Section 9 of the Plan.

With respect to the elections made in Section 1 hereof, I may, by submitting an effective superseding Deferral Agreement at any time and from time to time, prospectively change the beneficiary designation and the manner of payment to a beneficiary. Such elections shall, however, become irrevocable upon my death.

4. Taxes. By signing this Election, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise in connection with my participation in the Plan (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor any of its officers, directors, employees, or other service providers shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes.

The Committee shall nevertheless have the discretion (i) to condition any issuance of Shares on my satisfaction of applicable employment and withholding taxes; (ii) to unilaterally interpret the election made in Section 1 hereof in any manner that conforms with the requirements of Section 409A of the Code; (iii) to modify or void any election of mine to the extent it would violate Section 409A of the Code, and (iv) for any distribution election that would violate Section 409A of the Code, to defer distributions pursuant hereto until the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is duly elected by me.

5. Mutual Commitments. The Company agrees to make payment of all amounts due to me in accordance with the terms of the Plan and the elections I make herein. I agree to be bound by the terms of the Plan, as in effect on the date hereof or properly amended hereafter.

6. The terms of Sections 6 through 18 of the Deferral Agreement are incorporated herein by reference, and shall apply to this Election Agreement based on the understanding that references in such Sections to the Deferral Agreement shall refer to the Election Agreement for purposes hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

CAPITAL TRUST, INC.

By:

Printed Name:
A duly authorized executive officer

PARTICIPANT

My Signature:

My Printed Name:

EXHIBIT D

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Awards designated below that I have received pursuant to the Capital Trust, Inc. 2011 Long-Term Incentive Plan (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards. This designation shall remain in effect until revoked in writing by me:

Name of Beneficiary:
Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive under the Plan.

☐	the Award that I received pursuant to an award agreement dated , between me and Capital Trust, Inc. (the “Company”).

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this

            day of                     , 20

Notary Public

County of

State of

EXHIBIT E

CAPITAL TRUST, INC.

2011 LONG-TERM INCENTIVE PLAN

Long-Term Consideration and

Company Recovery for Breach

By signing and accepting your Award Agreement, you recognize and agree that the Company’s key consideration in granting you an Award is securing your long-term commitment to serve as its             [include job title or description] who will advance and promote the Company’s business interests and objectives. Accordingly, you agree that your Award shall be subject to the terms and conditions set forth in Section 14 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a) Fiduciary Duty. During your employment with the Company you shall devote your full energies, abilities, attention and business time to the performance of your job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, your performance of such responsibilities.

(b) Confidential Information. You recognize that by virtue of your employment with the Company, you will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors. This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers. You recognize that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense. Accordingly, you agree that you shall not, at any time during or after your employment with the Company, divulge such Confidential Information or make use of it for your own purposes or the purposes of any person or entity other than the Company.

(c) Non-Solicitation of Customers. You recognize that by virtue of your employment with the Company you will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during your employment. You understand and agree that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company. You further agree that during your employment with the Company you will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships. You also recognize the Company’s legitimate interest in protecting, for a reasonable period of time after your employment with the Company, the Company’s customers. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

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(d) Non-Solicitation of Employees. You recognize the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. Accordingly, you agree that, for a period beginning on the date hereof and ending one (1) year after termination of your employment with the Company, regardless of the reason for such termination, you shall not, directly or indirectly, for yourself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

(e) Survival of Commitments; Potential Recapture of Award and Proceeds. You acknowledge and agree that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of your employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of an Award is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any Shares issued to you, or any designee or beneficiary of you, pursuant to an Award;

(iii)

recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this your Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(g) Acknowledgement. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company.

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